ART'S-WAY MANUFACTURING CO., INC.
                         ARMSTRONG, IOWA 50514-0288
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held On April 27, 2006

To:   The Stockholders of ART'S-WAY MANUFACTURING CO., INC.

   Notice is hereby given that the Annual Meeting of Stockholders of Art's-Way Manufacturing Co., Inc., a Delaware corporation (the
"Company"), will be held at 8025 Chavenelle Drive, Dubuque, Iowa 52002 on Thursday, April 27, 2006, at 10:00 A.M. Central Daylight Savings Time, for the following purposes:

   (1) To elect seven (7) directors to serve until the next Annual Meeting of Stockholders or until such time as their successors are elected and qualified;

   (2) To consider and vote upon a proposal to ratify the appointment of McGladrey & Pullen, LLP as independent public accountants of the Company for the year ending November 30, 2006; and

   (3) To transact such other business as may properly come before the meeting.

   NOTE: The Board of Directors is not aware of any other business to come before the meeting.

   Any action may be taken on any one of the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. The Board of Directors of the Company has fixed the close of business on February 17, 2006 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting and any adjournments thereof, and only stockholders of record at such time will be entitled to such notice and to vote. The stock transfer books of the Company will not be closed.

   You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy is revocable and will not be used if you attend and vote at the meeting in person.

                                  By Order of the Board of Directors

                                         John C. Breitung,
                                             President

Armstrong, Iowa
March 6, 2006

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              PROXY STATEMENT
                   2006 ANNUAL MEETING OF STOCKHOLDERS OF
                     ART'S-WAY MANUFACTURING CO., INC.
                              5556 HIGHWAY 9
                        ARMSTRONG, IOWA 50514-0288
                               712-864-3131

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Art's-Way Manufacturing Co., Inc., a Delaware Corporation, for use at the 2006 Annual Meeting of Stockholders to be held at 8025 Chavenelle Drive, Dubuque, Iowa, 52002, on Thursday, April 27, 2006 at 10:00 A. M. Central Daylight Savings Time and at any and all adjournments thereof. Stockholders of record at the close of business on February 17, 2005 are entitled to notice of and to vote at the Meeting.

                                  PROXIES

   Proxies are being solicited by the Board of Directors. Proxies so given may be revoked at any time prior to the Annual Meeting. No special form of revocation is required and it need not be in writing. Proxies will be solicited by mail and the expense of the solicitation of such proxies will be borne by the Company. In addition to the solicitation by use of the mails, directors, officers and/or executive and administrative employees of the Company may solicit the return of proxies by mail, telephone or in person, without extra compensation. The Company has retained the American Stock Transfer and Trust Company, New York, New York, to assist in solicitation of proxies at a cost of approximately $1,800. The approximate date on which notice of the meeting, this Proxy Statement and form of proxy are first being sent to stockholders is March 8, 2006.

   Shares that are held by stock brokers in "street name" may be voted by the stock broker on routine matters and with stockholder direction on other matters. When the stock broker does not vote the shares, the stock broker's abstention is referred to as a "broker non-vote." Broker non-votes and abstensions will be counted for purposes of determinating whether a quorum is present at the Annual Meeting. Under applicable law, a broker non-vote or abstention will have the same effect as a vote against any proposal other than the election of directors, but will not be counted for purposes of determining the number of votes cast in the election of directors.

                   VOTING SECURITIES & QUORUM

   As of the close of business on February 17, 2006, the record date for the Annual Meeting, the outstanding voting securities consisted of 1,968,176 shares of common stock, each of which is entitled to one vote on each matter presented.

   Transaction of business may occur at the meeting if a quorum is present. A quorum will be present if a majority of the voting power of the outstanding shares of common stock are present at the meeting, in person or by proxy.

      VOTING SECURITIES AND OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

   The following table sets forth the names of the persons known to the Company who beneficially own more than 5% of the issued and outstanding shares of common stock of the Company as of February 17, 2006, the record date for the meeting:

                            Type of         Number          Percent of
Name and Address           Ownership       of Shares        Outstanding
Arthur Luscombe          Of record and      118,825           6.04%
 RR                      Beneficially
 Dolliver, Iowa 50531

J. Ward McConnell, Jr.   Of record and      780,200          39.64%
 P.O. Box 6246           Beneficially
 Kinston, North Carolina 28501

                         VOTING SECURITIES OWNED BY
                      EXECUTIVE OFFICERS AND DIRECTORS

   The following table shows certain information with respect to the Company's common stock beneficially owned by directors and executive officers as of February 17, 2006. The shares shown as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of February 17, 2006.

Name                           Number of Shares           Percent of Class
Thomas E. Buffamante                3,000                         *
David R. Castle                     7,000                         *
George A. Cavanaugh, Jr.            5,300  (1)                    *
James L. Koley                     20,400                       1.04%
Douglas McClellan                  20,500                       1.04%
J. Ward McConnell, Jr.            780,200  (1)                 39.64%
Marc H. McConnell                   5,300  (1)                    *
John C. Breitung                   19,500                         *
Directors and Executive           861,200                      41.72%
 Officers as a Group (8 persons)


*  Less than 1%
(1) Includes 5,000 shares which can be purchased by each individual pursuant to stock options.

                       BOARD OF DIRECTORS AND ELECTION

Nominees to the Board of Directors

   The Board of Directors of the Company is presently composed of seven (7) directors. At this Annual Meeting of Stockholders seven (7) directors are to be elected to hold office until the 2007 Annual Meeting of Stockholders or until the successor of each shall be elected and qualified. Five of the nominees named herein are presently serving as members of the Board of Directors, two of the nominees would be new to the Board of Directors. Management has no reason to believe that any of those named below will be unable or unwilling to serve. If for any reason any nominee named is unable to serve, the shares represented by all valid proxies will be voted for the election of a substitute nominee recommended by the Board of Directors or the Board of Directors may reduce the size of the Board.

   Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. The proxy holders will vote the proxies for the below seven nominees.

   The name of each nominee, his age, the year in which he was first elected a director, his principal occupation or occupations for the past five years and positions (other than director) with the Company are as follows:

J. WARD McCONNELL, JR., age 74, Kinston, North Carolina. Private investor for more than six years. Mr. McConnell is Chairman of the Board of Directors. Mr. McConnell was a director from 1996 to 2001, returning as a director in Feburary 2002.

THOMAS E. BUFFAMANTE, age 53, Olean, New York. Certified Public
Accountant and President of Buffamante Whipple Buttafaro, P.C., where he has been a director and shareholder of the firm since 1981. Mr.
Buffamante has been a director since 2003.

DAVID R. CASTLE, age 56, Ontario, Canada. Director of Operations Worldwide for Avery Weigh-Tronix since September 2002; President of Weigh-Tronix, Inc., Fairmont, Minnesota since May 1998, where he had served as Vice President and General Manager of its Santa Rosa facility since July 1990. Chairman of the Compensation and Stock Option Committee and Chairman of the Audit Committee. Mr. Castle has been a director since 2000.

FRED W. KRAHMER, age 35, Fairmont, Minnesota. Practicing attorney with Krahmer & Bishop, PA since 1997, specializing in agricultural, real estate and estate planning law. Active in management of his family's farming operations based in Martin County, Minnesota. Director of Profinium Financial, a banking institution based in Southern, Minnesota.

JAMES LYNCH, age 60, Chatsworth, California. Chief Executive Officer and General Manager of Rydell Chevrolet from 1989 through 1998. Became President of Rydell Enterprises in 1999. Became Secretary-Treasurer of Rydell Development in 2001. Owner of autombile dealerships in the midwest and west coast.

DOUGLAS McCLELLAN, age 55, Clarence, New York. President of Filtration Unlimited, Akron, New York, where he has held various positions for more than five years. Member of the Compensation and Stock Option Committee and Audit Committee. Mr. McClellan has been a director since 1987.

MARC H. McCONNELL, age 27, Greenville, North Carolina. President of Babcock Co., Inc., Bath, New York since July 2001. President of Bauer Corporation of Wooster, Ohio since 2004. Director of Mountain Aircraft Services of Kinston, North Carolina since 2003. Director of the American Ladder Institute since 2004. Mr. McConnell was appointed to Board of Directors in July 2001. He is the son of J. Ward McConnell.

The Board of Directors recommends a vote FOR the seven nominees listed above.

                         BOARD NOMINATING PROCESS

   In connection with the nominations for the Board of Directors for the 2006 Annual Meeting of Stockholders, the Board of Directors of the Company, as a whole, acted as a Nominating Committee. In accordance with NASDAQ requirements, the nominees were approved by all five of the sitting independent directors of the Board, as defined in the NASDAQ listing standards. In accordance with NASDAQ's Corporate Governance Rule 4200, the Board affirmatively determined that Messers Buffamante, Castle, Krahmer, Lynch and McClellan are independent directors. Messers
J. Ward McConnell and Marc H. McConnell are not considered independent due to the payments made to J. Ward McConnell described in this proxy statement are unrelated to his service as a director, and their familial relationship to each other. Because the Board of Directors is comprised solely of persons who are not employees or officers of the Company, the Board does not deem it necessary to have a separate Nominating Committee. At the 2005 Annual Meeting of Stockholders, the Board of Directors adopted a charter for the Board of Directors when acting as the Nominating Committee.

   The Board of Directors will consider director candidates recommended by holders of common stock. In order for a candidate to be considered, a stockholder must submit information on the proposed candidate not less than 60, nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. For the 2007 Annual Meeting of Stockholders, a nomination would need to be received not later than February 20, 2007, nor before January 20, 2007. The nomination must include the following information:

     (1)  the full name and address of candidate;

     (2)  the age of the candidate;

     (3)  a five-year business history of the candidate;

     (4) the amount of common stock of the Company owned by the candidate;

     (5) any family relationships between the candidate and any executive officer or current director of the Company;

     (6) any business transactions between the candidate or the candidate's business and the Company; and

     (7) a written consent of the candidate to be named in the Company's proxy statement and to serve as a director if elected.

   Additionally, any holder of common stock nominating a candidate is encouraged to set forth any other qualifications which he or she believes the candidate has to serve as director of the Company and the reasons why the holder believes the candidate should be elected to the Board of Directors of the Company.

   In selecting nominees for the Board of Directors, the Board of Directors acting as the Nominating Committee, will consider all candidates submitted, including incumbent Board members based upon the qualifications of the candidates, the business and financial experience of the candidates, the experience of the candidates serving on public company boards of directors, and other skills sets deemed appropriate by the Board of Directors to enact the mission and business purposes of the Company. These criteria were used by the Board in evaluating Messers
Kramer and Lynch as possible nominees. Currently the Company does not engage any third parties, for a fee or otherwise, to identify or evaluate potential nominees. No nominations for candidates were received from any holders of common stock for the 2006 Annual Meeting.

       SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

   Any holder of common stock wishing to communicate with the Board of Directors about any matter involving the business or operations of the Company should send the communication, in written form, to the President of the Company at the Company's principal place of business in Armstrong, Iowa. The President of the Company will promptly send the communication to each member of the Board of Directors.

            BOARD OF DIRECTORS COMMITTEES, MEETINGS

   The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. The Board acts as its own Nominating Committee.

   The Audit Committee's principal functions are to evaluate and review financial procedures, controls and reporting. The Audit Committee recommends selection of the independent public accountants. The Audit Committee had five meetings in the last fiscal year, one regular meeting and four meetings by tele-conference. The Report of the Audit Committe is discussed later in this proxy statement.

   The Compensation and Stock Option Committee has the responsibility to review and advise management on broad compensation policies such as salary ranges and incentive programs. The Committee also administers the Incentive Stock Option Plans and grants stock options pursuant to the Plans. Furthermore the Committee has the responsibility to approve and recommend to the Board of Directors base salaries, salary increases and other benefits for elected officers. The Compensation and Stock Option Committee had two meetings in the last fiscal year.

   The Board of Directors held four meetings in the last fiscal year. Each director, except one, attended 100% of the meetings of the Board and the Board Committees of which he was a member. James Koley attended one meeting by tele-conference.

   The Board of Directors encourages all directors to attend the annual shareholders' meetings. At the 2005 annual meeting seven directors attended.

   Effective April 24, 2003, each director, other than the Chairman of the Board, receives $12,000 per year with no committee or attendance fees.
In addtion, each director is reimbursed for out of pocket expenses to attend all Board meetings.

   The Chairman of the Board receives $82,000 per year and is eligible for a discretionary bonus. The Compensation Committee intends to review Mr. McConnell's efforts and contributions for fiscal 2005 and will consider an appropriate bonus to be paid in fiscal 2006.

              EXECUTIVE OFFICERS OF THE COMPANY

   John C. Breitung, age 63, was appointed President on January 16, 2001. From 1998 to 2000, Mr. Breitung served as Vice President of Operations for GKN Armstrong Wheels, Armstrong, Iowa. From 1996 to 1998, he served as Vice President of Operations for Monona Wire Corporation, Monona, Iowa.

   Carrie Majeski, age 30, was appointed Chief Financial Officer on July 22, 2004. From 2001 to 2004, Mrs. Majeski was responsible for all the functions of a controller at Tyco Plastics, Fairmont, Minnesota. From 2000 to 2001, she was a Staff Accountant with Wolf Etter & Co in
Madelia, Minnesota.

                   EXECUTIVE COMPENSATION

Compensation and Stock Option Committee Report on Executive Compensation

   The Compensation and Stock Option Committee of the Board is composed of three independent, non-employee directors and has the responsibilities as described on page 6 of this Proxy Statement. The Committee has furnished the following report:

   The compensation philosophy of the Company is to provide a compensation package to executives that will, with base salary, incentive compensation and stock options, maximize long-term shareholder value.

   The Company's policy is to pay base salaries that are at, or near, the average for similar companies. Salary increases are considered annually and are based on current salary and the individual performance during the past year. The Committee recommends to the Board salary increases for the Company's President, John C. Breitung.

   The incentive compensation plan for executive officers is a performance driven bonus plan to promote the objectives of the Company.
Profitability is the underlying factor in the determination of the annual bonus plan. Each year the Compensation and Stock Option Committee recommends to the Board the specific bonus plan for executive officers.

   Stock options have historically been the third part of the overall compensation package for executive officers and are awarded to provide long term incentives. The 1991 Employee Stock Option Plan has expired and only the President, Mr. Breitung, has options under that Plan. The Compensation and Stock Option Committee recommended to the Board for approval, the option award to Mr. Breitung, in January 2001. The option price for Mr. Breitung's option was 100% of the fair market value of the shares at the date of grant. The option is exercisable 25% on the date of grant and 25% on each year of service after that.

                                        David R. Castle, Chairman
                                        George A. Cavanaugh, Jr.
                                        Douglas McClellan

Summary Compensation Table

   The following table sets forth the aggregate cash and cash equivalent forms of remuneration accrued by the Company and its subsidiaries to, or for, the benefit of the President. No other executive officer's remuneration exceeded $100,000.

                                Annual Compensation

       Name and                                               All Other Annual
   Principal Position      Year     Salary ($)   Bonus ($)      Compensation

   John C. Breitung        2005     $82,154       $5,000             -
     President             2004      75,000        7,500             -
                           2003      71,449        5,000             -

Description of Stock Options Plans

   The Company has in effect one stock option plan, the 2001 Director Stock Option Plan.

   Under the 2001 Director Stock Option Plan, options may be granted to non-employee directors at a price not less than fair market value at the date the options are granted. Non-employee directors who have served for at least one year are automatically granted options to purchase 5,000 common shares. Options for an aggregate of 50,000 common shares may be granted under the Plan. Each option will be for a period of ten years and may be exercised at a rate of 25% at the date of grant and an additional 25% after one, two and three years of service on a cumulative basis. There are 5,000 common shares available for grant, and 25,000 options outstanding, of which 20,000 are exercisable.

   Under the expired 1991 Employee Stock Option Plan, stock options were granted to key employees to purchase shares of common stock of the Company at a price not less than fair market value at the date the options were granted. Options granted could be either nonqualified or incentive stock options. The option price, vesting period, and term were set by the Compensation Committee of the Board of Directors of the Company. Options for an aggregate of 100,000 common shares were available for grant. Each option was for a period of 10 years and could be exercised at a rate of 25% at the date of grant and 25% on the first, second and third anniversary date of the grant on a cumulative bases. Effective April 2001, the period available for option grants under the 1991 Employee Stock Option Plan expired and as a result, no shares are available for issuance. There are no outstanding options at this time.

Options Grants in the Last Fiscal Year

   5,000 options were granted in fiscal 2005.

Option Exercises and Fiscal Year-End Values

   Options to purchase 25,000 shares of common stock were exercised during fiscal year 2005. John Breitung excercised options to purchase 15,000 shares while Directors David Castle and James Koley each excercised options to purchase 5,000 shares.

             AGGREGATED OPTION EXERCIES IN LAST FISCAL YEAR AND
                             FY-END OPTION VALUES
                                          Number of       Value of unexcersized
                   Shares          unexcersied securities  In-the-money options
                acquired on   Value   underlying option at       at FY-end
   Name	          exercise  Received   FY-end excersiable/     excersiable/
                                         unexcersiable         unexcersiable
John Breitung,
 President        15,000     $45,450           0                    0

   The Company has a 401(k) Savings Plan (the "Plan") which covers substantially all full-time employees. Participating employees contribute to the Plan through salary reductions. The Company contributes a discretionary percentage of the Plan Participant's salary deferrals. Management of the Plan assets changed March 3, 2003 from Principal Financial Group, Des Moines, Iowa to American United Life, Indianapolis, Indiana. Vesting of participants is 20% per year after one year of employment until 100% vested after 6 years. Beginning in June the Company started matching .25% for every 1% that an employee contributes up to 1%. There were no contributions made by the Company in the year 2004. The Company made matching contributions to the 401(k) plan in the amount of $10,206 in fiscal year 2005.


                         CERTAIN TRANSACTIONS

   J. Ward McConnell, Jr. was required in 2003, to personally guarantee the Company's two credit facilities with West Bank, West Des Moines, Iowa. After three years, Mr. McConnell's guarantee of the second facility (up to $3 million) will be reduced to a percentage equaling Mr. McConnell's ownership of the Company. After such three-year period, if Mr.
McConnell's ownership in the Company is reduced to less than 20%, the guarantee will be removed. The Company compensates Mr. McConnell for his personal guarantee at an annual percentage rate of 2% of the outstanding balance borrowed under the two credit facilities, such fee paid monthly. The Company paid Mr. McConnell approximatily $56,000 and $47,000 through the Company's 2005 and 2004 fiscal years. The Board of Directors, with
J. Ward McConnell and Marc McConnell not participating, approved the transactions.

   J. Ward McConnell, Jr. owns and operates Adamson Global. During fiscal year 2005 Adamson sold Art's-Way Vessels, Inc., certain raw material and equipment for an aggregate price of $45,990. Adamson also purchased pressurized vessels from Art's-Way Vessels, Inc. in 2005, for an aggregate price of $3,818. The Company believes that the transactions were done in accordance with pervailing market terms and conditions.

                      PERFORMANCE GRAPH
         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

   The graph below compares the yearly percentage change in the cumulative total stockholder return for the Company's common stock compared with the NASDAQ Stock Market-U.S. Index, and the S&P Construction and Farm Machinery Index.

Nov-00	Nov-01	Nov-02	Nov-03	Nov-04	Nov-05
Art's-Way Manufacturing
 Co., Inc. (ARTW)         100.00  61.06  122.45  160.00  199.18  160.02
NASDAQ Stock Market
  - US Index (INAS)       100.00  74.41   58.47   77.09   82.54   88.67
S & P Construction &
  Farm Machinery & (CFM)  100.00 116.24  132.83  194.21  245.72  273.20
  Heavy Trucks Index

                   REPORT OF THE AUDIT COMMITTEE

   The Audit Committee consists of the following three members of the Board of Directors, who are independent (as defined in NASDAQ's Corporate Governance Rule 4200: David R. Castle, Chairman, Douglas McClellan, and James L. Koley. The Audit Committee operates pursuant to a written charter approved and adopted by the Board. The Audit Committee, on behalf of the Board, oversees the Company's financial reporting process.
In connection with the November 30, 2005 financial statements and footnotes thereto, the audit committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KSB filed with the SEC.

   The Audit Committee also recommended to the Board of Directors the selection of McGladrey & Pullen, LLP to serve as the Company's independent public accountants for fiscal 2006.

              RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors, acting on the recommendation of the Audit Committee, has designated McGladrey & Pullen, LLP as independent public accountants of the Company for the fiscal year ending November 30, 2006. McGladrey & Pullen, LLP has been the independent public accountants of the Company since March 5, 2003. The firm has advised the Company that it has no relationship to the Company except that of independent public accountants.

   A representative of McGladrey & Pullen, LLP as the certifying auditors for the year ended November 30, 2005, will be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement and to respond to appropriate questions regarding preparations of the financial statements.

   The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of the Company's annual financial statements for the fiscal year ended November 30, 2005 and fees billed for other services rendered by McGladrey & Pullen, LLP and its associated entity RSM McGladrey, Inc.:

                                  2005            2004
    Audit Fees (1)              $87,089         $88,861
    Audit Related Fees (2)       26,211           6,925
    Tax Fees (3)                 13,020          16,300
    All Other Fees                    0           2,550
      Total                    $126,320        $114,636

     (1) Audit Fees represent fees billed for each of the last two fiscal years for professional services provided for the audit of the Company's annual financial statements and review of the Company's quarterly financial statements in connection with the filing of current and periodic reports.
     (2) Audit Related Fees represent fees billed for each of the last two fiscal years for consultations on accounting issues reasonably related to the performance of the audit or review of the Company's financial statments not reported under Audit Fees.
     (3) Tax Fees represent fees billed for each of the last two fiscal years for tax compliance, tax advice and tax planning which included preparation of tax returns and tax advice.

Independence:

   The Audit Committee has considered whether the non-audit services provided by McGladrey & Pullen, LLP, and its associated entity RSM McGladrey, Inc. are compatible with maintaining the independence of McGladrey & Pullen, LLP, and concluded that the independence of McGladrey & Pullen, LLP is not compromised by the provision of such services.

   The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent auditor prior to engagement.

   The Board of Directors recommends that shareholders vote FOR the ratification of the selection of McGladrey & Pullen, LLP as independent public accountants.

                         STOCKHOLDER PROPOSALS

   Any proposals of stockholders that are intended to be presented at the Company's 2007 Annual Meeting of Stockholders must be received at the Company's principal offices no later than December 16, 2006, in order to be included in the proxy statement and on the form of proxy which will be solicited by the Board of Directors in connection with that meeting.

   COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports in changes of ownership with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes all persons subject to these reporting requirements filed the required reports on a timely basis.

                            OTHER MATTERS

   Management knows of no other matters which may be brought before the meeting. If any other matters are presented at the meeting on which a vote may properly be taken, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

                        FINANCIAL STATEMENTS

   Financial statements of the Company are included in the Annual Report to Stockholders for the fiscal year ended November 30, 2005, (which includes the Company's Form 10-KSB) and which report is mailed herewith to all stockholders entitled to vote at the meeting and incorporated herein by reference. The Annual Report is not part of the soliciting material.

   A copy of the Company's Annual Report on Form 10-KSB is available without charge upon written request to John C. Breitung, President, Art's-Way Manufacturing Co., Inc., P.O. Box 288, Armstrong, Iowa
50514-0288.